Exhibit 21.0 Subsidiaries

Registrant:                     Naugatuck Valley Financial Corporation

Subsidiaries	Percentage Ownership

Naugatuck Valley Savings and Loan	100%

Church Street OREO One, LLC (1)	100%

(1)	Wholly owned subsidiary of Naugatuck Valley Savings and Loan